Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations	Flow Media Relations
Geoffrey Buscher	Lisa Brandli
253-813-3286	425-653-1237
investors@flowcorp.com	lbrandli@flowcorp.com
Flow Unveils Asia Growth Strategy
Beijing, China – October 8, 2008 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today gave further clarity to its growth plans in Asia in conjunction with the start of the 9th China International Machine Tool & Tools Exhibition (CIMES 2009) trade show in Beijing. A key element of these plans is Flow’s relationship with Dardi International Corporation (http://en.dardiwaterjet.com), the leading waterjet manufacturer in China. Dardi is based in Nanjing, China and has three factories near Nanjing and a comprehensive distribution network in China.
Last month, Flow announced that Dardi was the new supplier of its Waterjet ProTM line of machines targeted at the economy segment of the market. In addition to this growing supplier relationship, Flow announced today that it is also in discussions with Dardi to obtain a small minority equity stake in Dardi and for both companies to utilize the other’s distribution capabilities.
“Dardi has capabilities that can accelerate Flow’s growth worldwide and in China”, said Charley Brown, Flow International’s President and CEO. “Dardi is the number one global player in the opening price point, economy segment of the waterjet market, and will provide Flow with a low cost manufacturing base. If our current discussions lead to a mutual distribution arrangement we believe that Dardi will provide Flow with enhanced access for Flow’s products to the high growth

China market. Flow’s relationship with Dardi builds on our pending merger with OMAX Corporation to establish Flow as the number one player in every segment of the global waterjet market.”
Flow also disclosed that its discussions with Dardi include the opportunity to increase Flow’s equity investment in the future based on the success of the relationship.
ABOUT FLOW INTERNATIONAL
     Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
ABOUT DARDI INTERNATIONAL
Dardi International Corporation was founded in 1996 and is the first and now the largest manufacturer in China specializing in the research and development of ultra-high pressure waterjet technologies and related products. The flagship product, the waterjet cutting machine, is used widely in various industries wherever there is a need to cut a material. For more information, go to http://en.dardiwaterjet.com
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding Dardi’s position in Asia, future growth in Asia, possible agreements with Dardi and actions pursuant to those agreements and completion of Flow’s product line. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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